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                                                                    Exhibit 99.2

(ILLUMINA LOGO)
                                                      Illumina, Inc
                                                      NR200428

Contacts:    Jay Flatley                                 Timothy Kish
             President & CEO                             Chief Financial Officer
             1.858.202.4501                              1.858.202.4508
             jflatley@illumina.com                       tkish@illumina.com


                ILLUMINA AND APPLERA AGREE TO SETTLE ALL DISPUTES

SAN DIEGO, CALIFORNIA, August 19, 2004 -- Illumina, Inc. (NASDAQ: ILMN) today announced that it has agreed to settle all existing litigation with Applera Corporation and its Applied Biosystems Group ("Applera").

The settlement encompasses two lawsuits related to a joint development agreement between the companies entered into in November 1999. Key components of the settlement include an exchange of royalty-free cross-licenses to certain intellectual property rights, express termination of the joint development agreement, dismissal of a patent infringement action brought by Applera in the Northern District of California federal court, termination of an arbitration proceeding, and dismissal of Illumina's remaining claim in an action brought by Illumina against Applera in San Diego Superior Court.

As a component of the November 1999 joint development agreement, Applera provided Illumina $10.0 million in R&D funding that was repayable to Applera from the profits of anticipated collaboration products. As a result of the settlement, Illumina will remove the $10.0 million liability from its balance sheet, make a one-time payment of $8.5 million to Applera and record a gain of $1.5 million.

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray(TM) technology -- now used in leading genomics centers around the world -- provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to
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be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina's litigation with Affymetrix, market acceptance of Illumina's BeadArray-based products, Illumina's ability to fully develop and commercialize its BeadArray technologies, the Company's ability to successfully commercialize its integrated BeadLab and BeadStation systems for high-throughput genetic analysis, to continue to attract and retain customers in its services and oligonucleotide synthesis operations, to fully develop its BeadArray technologies, to develop and deploy new gene expression profiling and proteomics applications for its platform technology, to manufacture robust Sentrix(R) arrays and Oligator(R) oligonucleotides, and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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